EXHIBIT 1


                   [Letterhead of Mir.Fox & Rodriguez, P.C.]






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-83962) of CEMEX, S.A. de C.V. of our report dated June 27, 2006, with respect to the statements of net assets available for benefits of CEMEX, Inc. Savings Plan as of December 30, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 30, 2005 and the related supplemental schedule of assets (held at end of year) as of December 30, 2005, which report appears in the December 30, 2005 annual report on Form 11-K of CEMEX, Inc. Savings Plan.


                                             /s/  Mir.Fox & Rodriguez, P.C.


Houston, Texas
June 27, 2006